Exhibit 10.1

[THORATEC LETTERHEAD]

[            ], 2015

[Name]

[Street Address]

[City, State Zip]

Re:	Section 280G Gross Up

Dear [First Name]:

As you know, Thoratec Corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement” and the transactions contemplated thereby, the “Merger”) pursuant to which the Company will be acquired by a subsidiary of [Ultimate Parent] (“Parent”). In connection with the Merger, you will become entitled to certain payments that could result in you being required to pay a twenty percent (20%) excise tax. Recognizing that this excise tax would prevent you from realizing the full value intended by the Company’s compensatory arrangements with you, the Board of Directors of the Company approved the reimbursement of any such excise tax on a fully grossed up basis as described below.

As such, if any payment or distribution you would receive in connection with the Merger pursuant to your employment agreement with the Company, the Company’s Separation Benefits Plan, the Merger Agreement or otherwise (“Payment”) would (A) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (B) as such, is subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall pay to you an additional cash amount (the “Gross-Up Payment”) with respect to such Payment. The amount of the Gross-Up Payment shall be sufficient that, after paying (A) any Excise Tax on the Payment, (B) any federal, state or local income or employment taxes and Excise Tax on the Gross-Up Payment, and (C) any interest and penalties imposed in respect of the Excise Tax, you will retain an amount equal to the full amount of the Payment, subject to a maximum Gross-Up Payment of $[        ].

All determinations required to be made under this letter agreement, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Aon Hewitt/Radford as used by the Company immediately prior to the effective date of the Merger (the “Consulting Firm”). The Consulting Firm shall provide detailed supporting calculations to you, the Company and Parent prior to the closing of the Merger and will update such calculations prior to your termination of employment. All fees and expenses of the Consulting Firm shall be borne solely by the Company. Any determination by the Consulting Firm shall be binding upon you and the Company.

Any Gross-Up Payment, as determined pursuant in this letter agreement, shall be paid by the Company to you at the same time as the other cash severance you are eligible for under your employment agreement or the Company’s Separation Benefits Plan.

For purposes of making the calculations required by this this letter agreement, the Consulting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Consulting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event you are required by the taxing authority to make a payment of any Excise Tax as the result of an Underpayment, the Consulting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for your benefit but in no event later than the last day of your taxable year following the year in which such Underpayment is remitted to the appropriate taxing authorities.

You will notify the Company in writing of any claim by the Internal Revenue Service that there has been an Underpayment. Such notification shall be given as soon as practicable but no later than ten (10) business days after you are informed in writing of such claim, and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You will not pay such claim prior to the expiration of the thirty (30)-day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that it desires to contest such claim, you will:

a.	give the Company any information reasonably requested by the Company relating to such claim;

b.	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney expert in such area reasonably selected by the Company;

c.	cooperate with the Company in good faith in order effectively to contest such claim; and

d.	permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

Without limitation on the foregoing provisions of this letter agreement, the Company will control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine and specify in writing to you; provided, however, that if the Company directs you to pay such claim and sue for a refund, the Company will advance the amount of such payment to you, on an interest-free basis, and will indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and, provided, further, however, that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

No provision of this letter agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board of Directors of the Company. This letter agreement shall be binding on any successor to the Company, including, without limitation, the Surviving Corporation (as defined in the Merger Agreement). This letter agreement constitutes the entire understanding of the parties hereto with respect to any Excise Tax and supersedes all prior arrangements and understandings regarding same, including, without limitation, any provision of your employment agreement with the Company regarding Excise Tax and any provision of the Separation Benefits Plan regarding Excise Tax. The validity, interpretation, construction and performance of this letter agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles. This letter agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The invalidity or unenforceability of any provision of this letter agreement shall not affect the validity or enforceability of any other provision of this letter agreement, which shall remain in full force and effect. This letter agreement shall be deemed effective immediately upon your signature hereto, provided, that if the Merger Agreement is terminated without the consummation of the transactions contemplated thereby, this letter agreement shall immediately terminate.

Sincerely,

[Name]
[Title]

Accepted and agreed:

Date:
[Name]